Exhibit 99.1

Kroger Reports First Quarter 2019 Results

•                  EPS of $0.95; Adjusted EPS of $0.72

•                  Identical Sales without fuel grew 1.5% and digital sales grew 42%

•                  Achieved Operating Profit of $901 million; Adjusted FIFO Operating Profit of $957 million in line with Restock Kroger expectations

•                  Alternative profit streams on track to contribute an incremental $100 million in operating profit in 2019 vs. 2018

•                  Confirms Identical Sales, Operating Profit and EPS guidance for 2019

CINCINNATI, June 20, 2019 — The Kroger Co. (NYSE: KR) today reported its first quarter 2019 results and provided a Restock Kroger progress update on the company’s three-year transformation plan.

Comments from Chairman and CEO Rodney McMullen

“Because the retail industry is constantly transforming, we proactively launched Restock Kroger to deliver for our customers and shareholders. It all starts with our customer obsession, which is why Kroger is assembling a platform to deliver anything, anytime, anywhere.

We are building momentum in the second year of Restock Kroger, which is off to a solid start. The entire company is focused on redefining the grocery customer experience, improved upon by exciting partnerships that will create value. We are on track to generate the free cash flow and incremental adjusted FIFO operating profit that we committed to in 2019 as part of Restock Kroger. We are confident in our ability to deliver on our plans for the year and our long-term vision to serve America through food inspiration and uplift.”

Financial Results

Total company sales were $37.3 billion in the first quarter, compared to $37.7 billion for the same period last year. This decrease is due to the sale of Kroger’s convenience store business unit. Total sales, excluding fuel and the effect of selling the convenience store business unit, increased 2.0% from the same period last year.

Gross margin was 22.2% of sales for the first quarter. FIFO gross margin, excluding fuel, decreased 40 basis points from the same period last year, primarily due to industry-wide lower gross margin rates in pharmacy.

The Operating, General & Administrative costs, excluding fuel and the 2019 and 2018 Adjustment Items (see Table 6), decreased 12 basis points as a rate of sales, due to execution of Restock Kroger initiatives and planned real estate transactions during the quarter.

Operating profit was $901 million in the first quarter. Adjusted FIFO operating profit totaled $957 million in the first quarter (see Table 7).

GAAP net earnings were $0.95 per diluted share compared to $2.37 per diluted share in the same period last year.

Adjusted net earnings were $0.72 per diluted share, compared to $0.73 per diluted share in the same period last year (see Table 6).

Kroger did not adjust the rates as a percent of sales described above for the divestitures of the convenience store, YouTech and Turkey Hill Dairy businesses and the merger with Home Chef, because the effect was insignificant.

Financial Strategy

Kroger’s financial strategy is to use its free cash flow to drive growth while also maintaining its current investment grade debt rating and returning capital to shareholders. The company actively balances the use of its cash flow to achieve these goals.

Over the last four quarters, Kroger has used cash to:

•                  Invest a combined $589 million in Ocado securities and Home Chef,

•                  Contribute an incremental $185 million pre-tax to company-sponsored pension plans,

•                  Repurchase five million common shares for $216 million,

•                  Pay $440 million in dividends, and

•                  Invest $3.0 billion in capital, excluding mergers, acquisitions, and purchases of leased facilities.

Consistent with our financial strategy, Kroger reduced net total debt by $1.7 billion, since the end of fiscal year 2018. Kroger’s net total debt to adjusted EBITDA ratio is 2.54, down from 2.83 at the end of 2018 (see Table 5). The company’s net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

2019 Guidance

	IDS (%)	EPS ($)	Operating Profit ($B)	Tax Rate	Cap Ex ($B)
GAAP	N/A	$2.38 - $2.48	$2.9 - $3.0	23%	$3.0 - $3.2
Adjusted*	2.0% - 2.25%	$2.15 - $2.25	$2.9 - $3.0	22%	N/A

* Without adjusted items, if applicable; operating profit represents FIFO Operating Profit

First Quarter 2019 Restock Kroger Highlights

Redefine the Grocery Customer Experience

•                  Our Brands sales were up 3.3% vs. prior year, led by double digit growth in Simple Truth. Kroger also launched 219 new Our Brands items

•                  Expanded to 1,685 Pickup locations and 2,126 Delivery locations, covering over 93% of Kroger households

•                  Introduced test of new Home Chef retail meal solutions, including oven-ready options, Heat & Eat choices, and lunch kits

Partner for Customer Value

•                  Provided additional detail (https://www.thekrogerco.com/wp-content/uploads/2019/06/MDA-Alternative-Profit_FINAL.pdf) on Kroger’s alternative profit stream portfolio

•                  Formed PearlRock Partners (http://ir.kroger.com/file/Index?KeyFile=397935337), a new platform to identify, invest in and help grow the next generation of leading consumer product brands, with private investment firm Lindsay Goldberg

•                  Broke ground on first Kroger-Ocado center in Monroe, Ohio and named the location of the second customer fulfillment center (http://ir.kroger.com/file/Index?KeyFile=397164242)

•                  Completed sale of YouTech (http://ir.kroger.com/file/Index?KeyFile=397099214) to Inmar and established a long-term service agreement

•                  Completed sale of Turkey Hill (http://ir.kroger.com/file/Index?KeyFile=397700118) business

•                  Expanded Media business portfolio with new ad units, including a direct relationship with Pinterest (http://ir.kroger.com/file/Index?KeyFile=397118107) to bridge the journey between inspiration and purchase for both customers and advertisers

Develop Talent

•                  Earned perfect score of 100% on the Human Rights Campaign’s Corporate Equality Index and recognized as one of the Best Places to Work (http://ir.kroger.com/file/Index?KeyFile=397277699) for LGBTQ

•                  Kroger Technology (http://ir.kroger.com/file/Index?KeyFile=398358037) was named to Computerworld magazine’s Top 100 Best Places to Work in IT

•                  Yael Cosset, senior vice president and chief information officer, recognized by Business Insider as a top industry executive who’s transforming retail (https://www.businessinsider.com/10-people-transforming-retail-2019-3#yael-cosset-the-chief-digital-officer-at-kroger-is-reimagining-grocery-stores-for-shoppers-of-the-future-3)

•                  Colleen Lindholz, president of Kroger Health, recognized by Forbes (https://www.forbes.com/sites/juliabolayanju/2019/05/31/powerful-women-shaping-the-future-of-food) for her leadership in the food industry to impact communities and improve lives

•                  Fry’s President Monica Garnes named Progressive Grocer’s 2019 Trailblazer

Live Kroger’s Purpose

•                  Announced relationship with sustainability innovator Loop to pilot new reusable packaging system (http://ir.kroger.com/file/Index?KeyFile=398027263)

•                  Named a 2019 Engage for Good Gold Halo Award winner in the Best Environmental Initiative category for Zero Hunger | Zero Waste (https://c212.net/c/link/?t=0&l=en&o=2395308-1&h=2386866597&u=https%3A%2F%2Fwww.thekrogerco.com%2Fsustainability%2Fzero-hunger-zero-waste%2F&a=Zero+Hunger+%7C+Zero+Waste)

•                  Eliminated single-use plastic grocery bags (http://ir.kroger.com/file/Index?KeyFile=397211470) in the Pacific Northwest QFC division

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: to Feed the Human Spirit®. We are nearly half a million associates who serve over 11 million customers daily through a seamless digital shopping experience and 2,761 retail food stores under a variety of banner names (https://c212.net/c/link/?t=0&l=en&o=2395308-1&h=962848187&u=https%3A%2F%2Fwww.thekrogerco.com%2Fabout-kroger%2Four-business%2Fgrocery-retail%2F&a=banner+names), serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom (https://c212.net/c/link/?t=0&l=en&o=2395308-1&h=962758922&u=https%3A%2F%2Fwww.thekrogerco.com%2Fnewsroom%2F&a=newsroom) and investor relations site (https://c212.net/c/link/?t=0&l=en&o=2395308-1&h=3329926880&u=http%3A%2F%2Fir.kroger.com%2F&a=site).

Kroger’s first quarter 2019 ended on May 25, 2019.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. The remarks contain certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “ahead,” “believe,” “build,”  “committed,” “confident,” “continue,” “contribute,” “create,” “deliver,” “drive,” “estimate,” “expect,”  “future,” “guidance,” “headwind,” “improve,” “intend,” “momentum,” “optimistic,” “on track,” “proactive,”  “progress,” “solid,” “strategy,” “strength,” “tailwind,” “target,” “transformation,” “trend,” “upcoming,” “vision,”  and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings, incremental FIFO operating profit, and free cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the uncertain pace of economic growth; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

•                  Kroger’s ability to achieve these goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  Kroger’s effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will broadcast live at 10 a.m. (ET) on June 20, 2019 at ir.kroger.com (http://ir.kroger.com/). An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, June 20, 2019.

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2019		2018

SALES	$37,251	100.0%	$37,722	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	28,983	77.8	29,419	78.0
OPERATING, GENERAL AND ADMINISTRATIVE (a)	6,314	17.0	6,257	16.6
RENT	274	0.7	276	0.7
DEPRECIATION AND AMORTIZATION	779	2.1	741	2.0

OPERATING PROFIT	901	2.4	1,029	2.7

OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(197)	(0.5)	(192)	(0.5)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	3	0.0	(10)	(0.0)
MARK TO MARKET GAIN ON OCADO SECURITIES	106	0.3	36	0.1
GAIN ON SALE OF BUSINESSES	176	0.5	1,771	4.7

NET EARNINGS BEFORE INCOME TAX EXPENSE	989	2.7	2,634	7.0

INCOME TAX EXPENSE	226	0.6	616	1.6

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	763	2.1	2,018	5.4

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(9)	—	(8)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$772	2.1%	$2,026	5.4%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.96		$2.39

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	798		839

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.95		$2.37

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	805		846

DIVIDENDS DECLARED PER COMMON SHARE	$0.140		$0.125

Note:      Certain percentages may not sum due to rounding.

Note:                  The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)                                 Merchandise costs (“COGS”) and operating, general and administrative expenses (“OG&A”) exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                                 LIFO charges of $15 were recorded in the first quarters of 2019 and 2018.

Note:                  Products and services related primarily to Kroger Personal Finance and Media, which were historically accounted for as an offset to OG&A, are now classified as a component of sales, except for certain amounts in Media, which are netted against COGS. These prior-year amounts have been reclassified to conform to current-year presentation, which is consistent with our Restock Kroger initiative and view of the products and services as part of our core business strategy.  This is also more consistent with industry practice.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 25,	May 26,
	2019	2018

ASSETS
Current Assets
Cash	$365	$315
Temporary cash investments	44	376
Store deposits in-transit	1,066	1,053
Receivables	1,560	1,583
Inventories	6,707	6,387
Assets held for sale	—	42
Prepaid and other current assets	420	530

Total current assets	10,162	10,286

Property, plant and equipment, net	21,661	21,195
Operating lease assets	6,819	—
Intangibles, net	1,123	1,100
Goodwill	3,087	2,925
Other assets	1,467	1,055

Total Assets	$44,319	$36,561

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,453	$2,242
Current portion of operating lease liabilities	682	—
Trade accounts payable	6,423	6,202
Accrued salaries and wages	1,078	1,011
Liabilities held for sale	—	18
Other current liabilities	3,939	4,003

Total current liabilities	13,575	13,476

Long-term debt including obligations under finance leases	12,016	12,059
Noncurrent operating lease liabilities	6,420	—
Deferred income taxes	1,484	1,590
Pension and postretirement benefit obligations	485	789
Other long-term liabilities	1,807	1,706

Total Liabilities	35,787	29,620

Shareowners’ equity	8,532	6,941

Total Liabilities and Shareowners’ Equity	$44,319	$36,561

Total common shares outstanding at end of period	798	796
Total diluted shares year-to-date	805	846

Note:                  The Company adopted ASU 2016-02, “Leases,” and related amendments as of February 3, 2019 under the modified retrospective approach and has not revised comparative periods.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$763	$2,018
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	779	741
Operating lease amortization	197	—
LIFO charge	15	15
Stock-based employee compensation	48	45
Expense for Company-sponsored pension plans	11	27
Deferred income taxes	(73)	17
Gain on sale of businesses	(176)	(1,771)
Gain on the sale of property	(57)	—
Mark to market gain on Ocado securities	(106)	(36)
Other	(29)	—
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	115	108
Receivables	33	(123)
Inventories	124	134
Prepaid and other current assets	86	307
Trade accounts payable	364	345
Accrued expenses	(18)	43
Income taxes receivable and payable	63	558
Operating lease liabilities	(146)	—
Proceeds from contract associated with the sale of business	295	—
Other	(20)	(60)

Net cash provided by operating activities	2,268	2,368

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment	(901)	(758)
Proceeds from sale of assets	117	47
Purchases of stores	—	(44)
Net proceeds from sale of businesses	326	2,142
Other	(6)	(38)

Net cash (used) provided by investing activities	(464)	1,349

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	9	1,010
Payments on long-term debt including obligations under finance leases	(1,013)	(214)
Net payments on commercial paper	(700)	(2,120)
Dividends paid	(113)	(110)
Proceeds from issuance of capital stock	12	10
Treasury stock purchases	(15)	(1,809)
Other	(4)	(140)

Net cash used by financing activities	(1,824)	(3,373)

NET (DECREASE) INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	(20)	344

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	429	347
END OF PERIOD	$409	$691

Reconciliation of capital investments:
Payments for property and equipment	$(901)	$(758)
Changes in construction-in-progress payables	25	(91)
Total capital investments	$(876)	$(849)

Disclosure of cash flow information:
Cash paid during the year for interest	$115	$124
Cash paid during the year for income taxes	$231	$36

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FIRST QUARTER
	2019	2018

EXCLUDING FUEL	$32,133	$31,670

EXCLUDING FUEL	1.5%	1.9%

(a)         Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions.  Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.  Additionally, sales from all acquired businesses are treated as identical as if they were part of the Company in the prior year.  Products and services related primarily to Kroger Personal Finance, which were historically accounted for as an offset to OG&A, are now classified as a component of sales. These prior-year amounts have been reclassified to conform to current-year presentation and included in identical sales in 2019 and 2018, which is consistent with our Restock Kroger initiative and view of the products and services as part of our core business strategy.  This is also more consistent with industry practice.  This change affected identical sales by 3 and 5 basis points in 2019 and 2018, respectively.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 25,	May 26,
	2019	2018	Change

Current portion of long-term debt including obligations under finance leases	$1,453	$2,242	$(789)
Long-term debt including obligations under finance leases	12,016	12,059	(43)

Total debt	13,469	14,301	(832)

Less: Temporary cash investments	44	376	(332)
Less: Prepaid employee benefits	—	2	(2)

Net total debt	$13,425	$13,923	$(498)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarter 52 week basis.

	Rolling Four Quarters Ended
	May 25,	May 26,
	2019	2018

Net earnings attributable to The Kroger Co.	$1,856	$3,630
LIFO charge (credit)	29	(18)
Depreciation and amortization	2,503	2,441
Interest expense	625	614
Income tax expense	510	63
Adjustments for pension plan agreements	227	338
Adjustment for Kroger Specialty Pharmacy goodwill impairment	—	110
Adjustment for company-sponsored pension plan termination	—	502
Adjustment for mark to market gain on Ocado securities	(298)	(36)
Adjustment for gain on sale of convenience store business	(11)	(1,771)
Adjustment for gain on sale of Turkey Hill Dairy	(106)	—
Adjustment for gain on sale of You Technology	(70)	—
Adjustment for contingent consideration	9	—
Adjustment for loss on settlement of financial instrument	42	—
53rd week EBITDA adjustment	—	(131)
Other	(23)	(13)

Adjusted EBITDA	$5,293	$5,729

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.54	2.43

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	FIRST QUARTER
	2019	2018

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$772	$2,026

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	44	(10)
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (a)(c)	—	(1,352)
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (a)(d)	(80)	—
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (a)(e)	(52)	—
ADJUSTMENT FOR MARK TO MARKET GAIN ON OCADO SECURITIES (a)(f)	(80)	(27)
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (a)(g)	—	(11)
ADJUSTMENT FOR CONTINGENT CONSIDERATION (a)(h)	(18)	—

2019 AND 2018 ADJUSTMENT ITEMS	(186)	(1,400)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$586	$626

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.95	$2.37

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (i)	0.05	(0.01)
ADJUSTMENT FOR GAIN ON SALE OF CONVENIENCE STORE BUSINESS (i)	—	(1.59)
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (i)	(0.10)	—
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (i)	(0.06)	—
ADJUSTMENT FOR MARK TO MARKET GAIN ON OCADO SECURITIES (i)	(0.10)	(0.03)
ADJUSTMENT FOR DEPRECIATION RELATED TO HELD FOR SALE ASSETS (i)	—	(0.01)
ADJUSTMENT FOR CONTINGENT CONSIDERATION (i)	(0.02)	—

2019 AND 2018 ADJUSTMENT ITEMS	(0.23)	(1.64)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.72	$0.73

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	805	846

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)                                 The amounts presented represent the after-tax effect of each adjustment.

(b)                                 The pre-tax adjustments for pension plan agreements were $59 and $(13) in the first quarters of 2019 and 2018, respectively.

(c)                                The pre-tax adjustment for gain on sale of convenience store business was ($1,771).

(d)                               The pre-tax adjustment for gain on sale of Turkey Hill Dairy was ($106).

(e)                                The pre-tax adjustment for gain on sale of You Technology was ($70).

(f)                                 The pre-tax adjustment for mark to market gain on Ocado securities was ($106) and ($36) in the first quarters of 2019 and 2018, respectively.

(g)                                The pre-tax adjustment for depreciation related to held for sale assets was ($14).

(h)                                 The pre-tax adjustment for contingent consideration was $(24).

(i)                                     The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Note:                  2019 First Quarter Adjustment Items include adjustments for pension plan agreements, the gain on sale of Turkey Hill Dairy, the gain on sale of You Technology, the mark to market gain on Ocado securities and a contingent consideration adjustment.

2018 First Quarter Adjustment Items include adjustments for pension plan agreements, the gain on sale of convenience store business, the mark to market gain on Ocado securities and depreciation related to held for sale assets.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.

	FIRST QUARTER
	2019	2018

Operating profit	$901	$1,029
LIFO charge	15	15

FIFO Operating profit	916	1,044

Adjustments for pension plan agreements	59	(13)
Adjustment for depreciation related to held for sale assets	—	(14)
Adjustment for contingent consideration	(24)	—
Other	6	5

2019 and 2018 Adjustment items	41	(22)

Adjusted FIFO operating profit excluding the adjustment items above	$957	$1,022

Table 8. 2018 Sales Reclassification

(in millions)

(unaudited)

Products and services related primarily to Kroger Personal Finance and Media, which were historically accounted for as an offset to OG&A, are now classified as a component of sales, except for certain amounts in Media, which are netted against COGS. These prior-year amounts have been reclassified to conform to current-year presentation, which is consistent with our Restock Kroger initiative and view of the products and services as part of our core business strategy.  This is also more consistent with industry practice.

The following table summarizes the Company’s 2018 sales reclassification:

	FIRST QUARTER AS PREVIOUSLY STATED	RECLASSIFICATION	RECLASSIFIED FIRST QUARTER
	2018	2018	2018

SALES	$37,530	$192	$37,722

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, AND LIFO CHARGE	29,362	57	29,419
OPERATING, GENERAL AND ADMINISTRATIVE	6,122	135	6,257
RENT	276	—	276
DEPRECIATION AND AMORTIZATION	741	—	741

OPERATING PROFIT	$1,029	$—	$1,029